Filed Pursuant to Rule 424(b)(3)
Registration Number 333-185576

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

GROUP (OR INDIVIDUAL) CONTINGENT DEFERRED ANNUITY CONTRACT

Supplement Dated September 25, 2015

to the

Prospectus Dated May 15, 2013

as Amended and Restated May 15, 2014

Effective close of business on November 22, 2015, the Group (or Individual) Contingent Deferred Annuity Contract (“CDA”) will no longer be available for new sales. We will not issue new CDAs in response to any enrollment forms received after November 22, 2015.

Existing Certificate Owners of the CDA will not be affected and may continue to make Subsequent Contributions, as permitted by the terms of the CDA.